UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person:

                    Four Partners
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________________

6.    If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.    Individual or Joint/Group Filing (Check Applicable Line)

                                                              Page 2 of 40 pages




                  ___   Form filed by One Reporting Person
                  _X_   Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  859,200

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership

                  (See explanation)

    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security



2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable



                  Expiration Date



3.    Title and Amount of Securities Underlying Derivative Security

                  Title



                  Amount or Number of Shares



4.    Conversion or Exercise Price of Derivative Security

                                                             Page 3 of 40 pages




5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)



6.    Nature of Indirect Beneficial Ownership

      Explanation of Responses:

              This Form 3 is being filed jointly by the following individuals and entities:

              1. Four Partners, a New York general partnership ("FP");

              2. Thomas J. Tisch;

              3. Daniel R. Tisch;

              4. James S. Tisch;

              5. Andrew H. Tisch (Thomas J. Tisch, Daniel R. Tisch, James S. Tisch and Andrew H. Tisch are referred to collectively as the "Messrs. Tisch");

              6. The Thomas J. Tisch 1999 Annuity Trust IV ("Thomas Tisch GRAT IV");

              7. The Daniel R. Tisch 1999 Annuity Trust IV ("Daniel Tisch GRAT IV");

              8. The James S. Tisch 1999 Annuity Trust IV ("James Tisch GRAT
         IV");

              9. The Andrew H. Tisch 1999 Annuity Trust IV ("Andrew Tisch GRAT IV"; and collectively with Thomas Tisch GRAT IV, Daniel Tisch GRAT IV and James Tisch GRAT IV, the "GRATs IV").

              10. The Thomas J. Tisch 1999 Annuity Trust VII ("Thomas Tisch GRAT VII");

              11. The Daniel R. Tisch 1999 Annuity Trust VII ("Daniel Tisch GRAT VII");

              12. The James S. Tisch 1999 Annuity Trust VII ("James Tisch GRAT VII");

              13. The Andrew H. Tisch 1999 Annuity Trust VII ("Andrew Tisch GRAT VII"; and collectively with Thomas Tisch GRAT VII, Daniel Tisch GRAT VII and James Tisch GRAT VII, the "GRATs VII");

                                                              Page 4 of 40 pages




              14. The Thomas J. Tisch 2000 Annuity Trust II ("Thomas Tisch 2000 GRAT II");

              15. The Daniel R. Tisch 2000 Annuity Trust II ("Daniel Tisch 2000 GRAT II");

              16. The James S. Tisch 2000 Annuity Trust II ("James Tisch 2000 GRAT II"); and

              17. The Andrew H. Tisch 2000 Annuity Trust II ("Andrew Tisch 2000 GRAT II"; and collectively with Thomas Tisch 2000 GRAT II, Daniel Tisch 2000 GRAT II and James Tisch 2000 GRAT II, the "2000 GRATs II" and collectively with the GRATs IV and GRATs VII, the "GRATs").

              FP, the Messrs. Tisch and the GRATs are referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons."

              The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Thomas J. Tisch has been appointed the Manager of FP.

              Each of the GRATs is a grantor retained annuity Trust in which the grantor holds an annuity interest and in which the remainder interest was created in favor of a trust or trusts for the grantor's offspring. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT IV. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT IV. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT IV. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT IV. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch GRAT VII. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch GRAT VII. James S. Tisch is the grantor and Thomas J. Tisch is the trustee of James Tisch GRAT VII. Andrew
H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch GRAT
VII. Thomas J. Tisch is the grantor and Andrew H. Tisch is the trustee of Thomas Tisch 2000 GRAT II. Daniel R. Tisch is the grantor and James S. Tisch is the trustee of Daniel Tisch 2000 GRAT II. James S. Tisch is the grantor and Thomas
J. Tisch is the trustee of James Tisch 2000 GRAT II. Andrew H. Tisch is the grantor and Daniel R. Tisch is the trustee of Andrew Tisch 2000 GRAT II.

              On January 6, 2000, each of the GRATs IV exchanged the 38,325 shares of common stock, $0.001 par value per share, of Trimeris, Inc. ("Common Stock") it owned with the grantor of the GRAT IV for cash at the fair market value of such shares (the "GRAT IV Transfers"). On January 13, 2000, each of the Messrs. Tisch contributed all of the 38,325 shares of Common Stock that he received from the GRAT IV for which

                                                              Page 5 of 40 pages




he is grantor to the 2000 GRATs II for which he is the grantor (the "2000 GRAT II Transfers").

              None of the GRAT IV Transfers nor the 2000 GRAT II Transfers was a "sale" for purposes of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and collectively represented only a change in the form of beneficial ownership of the shares of Common Stock and not an actual change in the beneficial ownership of such shares of Common Stock.

              Each of the Messrs. Tisch is herein reporting indirect beneficial ownership of the shares of Common Stock owned by the GRATs for which he is the grantor. The shares of Common Stock reported herein as beneficially owned by each of the Messrs. Tisch do not include shares owned by FP.

              The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

              FP is the designated filer.



                  [Signatures follow all attachments]

                                                              Page 6 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00

Joint Filer Information

1.   Name and Address of Reporting Person:

                  Thomas J. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                              Page 7 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  288,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Four Partners)


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership

                  [Signatures follow all attachments]

                                                              Page 8 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00

Joint Filer Information

1.   Name and Address of Reporting Person:

                  Daniel R. Tisch
                  c/o Mentor Partners, LP
                  500 Park Avenue
                  New York, NY  10022

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ____________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                              Page 9 of 40 pages


             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  288,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Four Partners)


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 10 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  James S. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 11 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  288,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

      (See explanation to Form 3 of Four Partners)


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 12 of 40 pages


                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  Andrew H. Tisch
                  667 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  ___________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 13 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  288,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  I

4.    Nature of Indirect Beneficial Ownership

                  (See explanation to Form 3 of Four Partners)


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 14 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust IV
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 15 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  -0-

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 16 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Daniel R. Tisch 1999 Annuity Trust IV
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  _________________________

6.    If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 17 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  -0-

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D


4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 18 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The James S. Tisch 1999 Annuity Trust IV
                  c/o Thomas J. Tisch
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 19 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  -0-

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 20 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00

Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Andrew H. Tisch 1999 Annuity Trust IV
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 21 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  -0-

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security

5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)

6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 22 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                    The Thomas J. Tisch 1999 Annuity Trust VII
                    c/o Mr. Barry Bloom
                    665 Madison Avenue
                    New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________

6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 23 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  250,000

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 24 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Daniel R. Tisch 1999 Annuity Trust VII
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  _________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 25 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  250,000

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership



        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security


2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date


3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 26 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The James S. Tisch 1999 Annuity Trust VII
                  c/o Thomas J. Tisch
                  665 Madison Avenue
                  New York, NY  10021


2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00


3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)


5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 27 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value


2.    Amount of Securities Beneficially Owned

                  250,000


3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security


2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date


3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 28 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Andrew H. Tisch 1999 Annuity Trust VII
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021


2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00


3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):



4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)


5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99

7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 29 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  250,000

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 30 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Thomas J. Tisch 2000 Annuity Trust II
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)


5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 31 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  38,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date


3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 32 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Daniel R. Tisch 2000 Annuity Trust II
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021


2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00


3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)


5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 33 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value


2.    Amount of Securities Beneficially Owned

                  38,325


3.    Ownership Form:  Direct (D) or Indirect (I)

                  D


4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security


2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date


3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 34 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00


Joint Filer Information

1.   Name and Address of Reporting Person:

                  The James S. Tisch 2000 Annuity Trust II
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021


2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00


3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)


5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99


7.   Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 35 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned


1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  38,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.    Title of Derivative Security


2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date


3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares


4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 36 of 40 pages




                      Attachment To Form 3 of Four Partners
                       in Respect of Trimeris, Inc. (TRMS)
                   Date of Event Requiring Statement: 01/13/00

Joint Filer Information

1.   Name and Address of Reporting Person:

                  The Andrew H. Tisch 2000 Annuity Trust II
                  c/o Mr. Barry Bloom
                  665 Madison Avenue
                  New York, NY  10021

2.   Date of Event Requiring Statement (Month/Day/Year)

                  01/13/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary):


4.   Issuer Name and Ticker or Trading Symbol:

                  Trimeris, Inc. (TRMS)

5.   Relationship of Reporting Person(s) to Issuer:

                  ___  Director
                  ___  Officer (give title below)
                  _X_  10% Owner
                  ___  Other (specify below)
                  __________________________


6.   If Amendment, Date of Original (Month/Day/Year)

                  05/27/99


7.    Individual or Joint/Group Filing (Check Applicable Line)

                  ___  Form filed by One Reporting Person
                  _X_  Form filed by More than One Reporting Person

                                                             Page 37 of 40 pages




             Table I - Non-Derivative Securities Beneficially Owned

1.    Title of Security

                  Common Stock, $.001 par value

2.    Amount of Securities Beneficially Owned

                  38,325

3.    Ownership Form:  Direct (D) or Indirect (I)

                  D

4.    Nature of Indirect Beneficial Ownership


        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security

2.    Date Exercisable and Expiration Date (Month/Day/Year)

                  Date Exercisable

                  Expiration Date

3.    Title and Amount of Securities Underlying Derivative Security

                  Title

                  Amount or Number of Shares

4.    Conversion or Exercise Price of Derivative Security


5.    Ownership Form of Derivative Security:  Direct (D) or Indirect (I)


6.    Nature of Indirect Beneficial Ownership


                  [Signatures follow all attachments]

                                                             Page 38 of 40 pages




                                    SIGNATURE
                                    ---------


              Witness, the signatures of the undersigned this 23rd day of February, 2000.

                                      FOUR PARTNERS

                                      By    /s/ Thomas J. Tisch
                                        ------------------------------------
                                            Thomas J. Tisch, Manager


                                           /s/ Andrew H. Tisch
                                        ------------------------------------
                                           Andrew H. Tisch


                                           /s/ Daniel R. Tisch
                                        ------------------------------------
                                           Daniel R. Tisch


                                           /s/ James S. Tisch
                                        ------------------------------------
                                           James S. Tisch


                                           /s/ Thomas J. Tisch
                                        ------------------------------------
                                           Thomas J. Tisch


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST IV


                                      By    /s/ Daniel R. Tisch
                                        ------------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST IV


                                      By    /s/ James S. Tisch
                                        ------------------------------------
                                            James S. Tisch, Trustee

                                                             Page 39 of 40 pages




                                      THE JAMES S. TISCH 1999 ANNUITY TRUST IV


                                      By    /s/ Thomas J. Tisch
                                        ------------------------------------
                                            Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST IV


                                      By    /s/ Andrew H. Tisch
                                        ------------------------------------
                                            Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 1999 ANNUITY TRUST VII


                                      By    /s/ Daniel R. Tisch
                                        ------------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 1999 ANNUITY TRUST VII


                                      By    /s/ James S. Tisch
                                        ------------------------------------
                                            James S. Tisch, Trustee


                                      THE JAMES S. TISCH 1999 ANNUITY TRUST VII


                                      By    /s/ Thomas J. Tisch
                                        ------------------------------------
                                            Thomas J. Tisch, Trustee


                                      THE THOMAS J. TISCH 1999 ANNUITY TRUST VII


                                      By    /s/ Andrew H. Tisch
                                        ------------------------------------
                                            Andrew H. Tisch, Trustee


                                      THE ANDREW H. TISCH 2000 ANNUITY TRUST II


                                      By    /s/ Daniel R. Tisch
                                        ------------------------------------
                                            Daniel R. Tisch, Trustee


                                      THE DANIEL R. TISCH 2000 ANNUITY TRUST II


                                      By    /s/ James S. Tisch
                                        ------------------------------------
                                            James S. Tisch, Trustee

                                                             Page 40 of 40 pages




                                      THE JAMES S. TISCH 2000 ANNUITY TRUST II


                                      By    /s/ Thomas J. Tisch
                                        ------------------------------------
                                            Thomas J. Tisch, Trustee

                                      THE THOMAS J. TISCH 2000 ANNUITY TRUST II


                                      By    /s/ Andrew H. Tisch
                                        ------------------------------------
                                            Andrew H. Tisch, Trustee